EXHIBIT 99.1

PRESS RELEASE
Full Year 2011 Results

► Robust multiple-play growth, digital TV and mobile drove 6% top line growth in FY 2011;
► 64% of customers on multiple-play boosting ARPU per customer relationship by 9%;
► Proposed shareholder pay-out of €4.25 per share plus additional €50m share buy-back.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, February 16, 2012 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the full year ended December 31, 2011.

HIGHLIGHTS

•	Revenue of €1,376.3 million, +6% yoy, driven by robust multiple-play growth, Sporting Telenet and mobile;

•
ARPU per customer relationship(4)(5) growth accelerated to 10% in Q4 2011 yoy thanks to more multiple-play, digital TV and Sporting Telenet subscribers and selective price increases on basic cable TV and broadband;

•
Adjusted EBITDA(1) of €723.4 million, +8% yoy, margin expanded to 52.6% despite investments in mobile and the football-related production and marketing costs, driven by cost efficiencies and customer bundling;

•
Net profit fell 81% to €16.8 million, negatively impacted by a higher loss on interest rate derivatives, higher amortization charges related to football and a €28.5 million impairment charge on DTT-related infrastructure;

•
Accrued capital expenditures(2) increased to €470.2 million, impacted by the acquisition of certain exclusive sports broadcasting rights and a mobile spectrum license. Excluding these items, accrued capital expenditures amounted to approximately 23% of revenue driven by RGU growth and the Pulsar node splitting project;

•	Free Cash Flow(3) of €246.3 million, down 4% yoy, reflecting higher cash interest payments and the cash prepayment of part of the acquired exclusive Belgian football broadcasting rights;

•
The board of directors proposes a shareholder return for 2012 of approximately €533.0 million, consisting of a €3.25 per share capital reduction, a €1.00 per share dividend and a €50 million share buy-back program;

•	FY 2012 outlook of 5-6% top line and Adjusted EBITDA growth, accrued capital expenditures of 22-23% of revenue and stable Free Cash Flow generation.

As of and for the year ended	Dec 2011	Dec 2010	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,376.3	1,299.0	6%
Operating Profit	326.2	344.5	-5%
Net Profit	16.8	89.3	-81%
Basic Earnings Per Share	0.15	0.80	-81%
Diluted Earnings Per Share	0.15	0.79	-81%
Adjusted EBITDA (1)	723.4	668.7	8%
Adjusted EBITDA margin %	52.6%	51.5%
Accrued Capital Expenditures (2)	470.2	316.3	49%
Accrued Capital Expenditures as % of revenue	34%	24%
Free Cash Flow (3)	246.3	257.8	-4%

OPERATIONAL HIGHLIGHTS (Serviced premises)

Total Cable TV	2,198,500	2,274,400	-3%
Analog Cable TV	789,000	1,032,500	-24%
Digital Cable TV (Telenet Digital TV + INDI)	1,409,500	1,241,900	13%
Broadband internet	1,305,600	1,226,600	6%
Fixed telephony	880,100	814,600	8%
Mobile telephony	238,700	198,500	20%
Triple-play customers	783,100	719,200	9%
Services per customer relationship (4)	1.99	1.9	5%
ARPU per customer relationship (€ / month) (4) (5)	42.1	38.8	9%

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company's efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable IFRS measure. A reconciliation of this measure to the most directly comparable IFRS measure is disclosed in Exhibit 1 on page 11.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company's consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet's continuing operations less purchases of property and equipment and purchases of intangibles of its continuing operations, each as reported in the Company's consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company's ability to service debt and fund new investment opportunities and should not replace the measures in accordance with IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable IFRS measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call - Telenet will host a conference call for institutional investors and analysts on February 17, 2012, at 3.00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations &
Corporate Communication:    Vincent Bruyneel - vincent.bruyneel@staff.telenet.be - Phone: +32 15 335 696
Investor Relations:        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2010 as well as unaudited condensed consolidated financial statements and presentations related to the financial results of the full year of 2011 have been made available on the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations, our ability to make value-accretive investments, and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2011 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and will be made available on our website no later than March 23, 2012.

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission's Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on February 16, 2012 at 5.45pm CET

Commenting on the results, Duco Sickinghe, Telenet's Chief Executive Officer, stated:

“2011 has once again been an exciting year for Telenet. Not only did we celebrate our 15th anniversary as an innovative, agile and customer-oriented Company, but we also continued to lay the foundations for healthy growth in the future. In early 2011, we launched our next-generation broadband product Fibernet on a larger commercial scale across our entire footprint. Powered by EuroDocsis 3.0, we are delivering unrivalled download speeds of up to 100 Mbps and have been able to reaffirm our leading position as the fastest internet service provider in our footprint. Soon, we will bring Homespots to the Telenet community in Flanders and parts of Brussels, being a powerful extension to customers' fixed broadband at home. Our B2B team had some encouraging contract wins, such as the Schoolnet contract with the Flemish government, which combines our leading connectivity solutions with tailor-made value added services. In other developments, we bought valuable and scarce mobile spectrum as a means to unlock the untapped potential of the mobile data market and as an insurance premium for future capacity constraints. In the coming weeks we aim at completing the next step in our mobile strategy, which consists of seeking a more intense collaboration with the existing Belgian mobile network operators. Our Sporting Telenet subscribers grew by 46% to 177,200 at year-end, adding great value to our customers' digital TV experience.

The robust operational and financial results achieved over the course of 2011 demonstrate that our Company remains in excellent shape despite the challenging economic and competitive environment. We added 9% more triple-play subscribers in 2011 to 783,100, now accounting for 36% of our customer base. We still have great potential left as the number of services per unique customer has almost reached two. We further grew our digital TV subscriber base to 64% of our total cable TV customer base and we will continue to work on the conversion of the remaining 789,000 analog customers to our interactive and much richer digital platform. The ARPU per unique customer, which is our key operational metric, grew 9% in 2011 to €42.1. More importantly, the growth in the ARPU per unique customer accelerated to 10% in Q4 2011 driven by a growing contribution from Sporting Telenet and the selective price increases on basic cable TV and certain broadband tiers. We further grew our subscriber base in mobile to 238,700 active postpaid subscribers. Our strategic shift towards customers with a higher lifetime value through smartphones and selective handset subsidies has led to a stronger-than-expected ARPU uplift from our newly acquired mobile subscribers.

For the year 2011 as a whole, we have exceeded our financial objectives as presented in October last year. Our revenue grew 6% to €1,376 million versus our guidance of “around 5.5%”, and our organic top line growth rate has been accelerating throughout the year. We generated Adjusted EBITDA of €723 million, up 8% yoy, despite faster growth in lower margin activities and additional production and marketing costs for our sports channel Sporting Telenet. The underlying margin expanded by 110 basis points to 52.6%, in line with our outlook. We continue to carefully monitor our investment levels in order to make sure that they drive incremental returns and strengthen our market positioning as speed leader and innovator. Excluding Belgian football broadcasting rights and 3G mobile spectrum, our accrued capex/sales ratio for the year was around 23%, driven by stronger-than-expected customer take-up in Q4 2011 and accelerated progress on Pulsar. Free Cash Flow reached €246m for the full year, in line with our guidance.

We remain committed to deliver solid business growth in 2012 and beyond thanks to continued investments in what is most valuable for us, our customers and our network. This positioning will allow us to offer innovative and competitive products that are setting the foundation for future growth. Our Free Cash Flow performance and our prudent leverage target of 3.5-4.5x Net Total Debt to EBITDA will allow for a long-term sustainable shareholder return, in absence of M&A. For 2012, the board of directors will propose a total shareholder return of approximately around €533 million - compared to €509 million in 2011 - consisting of a €1.00 per share dividend, to be paid in May, a €3.25 capital reduction, to be paid early September and a €50 million share buy-back program, to be executed in the course of the year.

In 2012, we will continue to pursue our proven strategy of up-selling more services such as digital TV, broadband and mobile to our 2.2 million customers. On the back of growing customer value, more efficiencies and selective investments, we are pleased to announce our outlook for FY2012: revenue and Adjusted EBITDA growth of 5-6%, accrued capital expenditures of 22-23% of revenue and stable Free Cash Flow.”

1	Operational highlights

IMPORTANT REPORTING CHANGE

Billing of premium voice and SMS content services: As of January 1, 2011, Telenet adjusted its financial collecting model for certain premium voice and SMS content services following a change in the Belgian legislation. This legislation states that the operator is no longer carrying legal responsibilities for the collection of these services, hence will only act on behalf of the third‐party content providers going forward. As a result, the costs related to these premium voice and SMS content services are now netted off against revenue. If we were to retroactively apply the new financial collecting model as if it had been introduced as of January 1, 2010, our full year 2010 revenue would have been reduced by approximately €8.0 million. This reporting change has no impact on our Adjusted EBITDA.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

In 2011, we further reaped the benefits of our multiple-play strategy and our relentless focus on customer experience and customer service. We continued to steer our commercial efforts towards our attractively priced Shakes bundles, including our flagship broadband product Fibernet on EuroDocsis 3.0 enabling unparalleled download speeds of up to 100 Mbps in our footprint. For the year 2011, we added an aggregate 63,900 net new triple-play subscribers, which was only slightly lower as compared to last year's additions, despite a more challenging economic and competitive environment. As compared to last year, net new triple-play subscriber additions represented a higher percentage of overall residential net new subscriber growth. We believe these robust additions are the result of our successful repositioning of multiple‐play bundles earlier in the year as customers can now select to add both digital TV and fixed telephony to their stand‐alone broadband product for an additional €10 per month. At the end of December 2011, the number of customers subscribing to all three fixed products reached 783,100, a 9% increase compared to December 31, 2010. Hence, the proportion of triple‐play subscribers relative to our total customer base totaled 36% as compared to 32% on December 31, 2010. The proportion of single-play subscribers as a percentage of our overall customer base declined to 36% at the end of December 2011 as compared to 42% at the end of 2010.

In Q4 2011, we saw a further sequential improvement in our commercial run-rate across all fixed product lines despite the challenging macro-economic back-drop. In Q4 2011, we added an aggregate 89,700 net new subscribers to our core residential products of Telenet Digital TV, broadband internet and fixed telephony, which was 18% higher than the average RGU growth achieved over the first three quarters of 2011. Moreover, we succeeded in slightly reducing our annualized churn rate in Q4 2011 following the increase observed in Q3 2011 as a result of the price increases we announced in July 2011 for our stand-alone broadband internet and basic cable television services.

At December 31, 2011, our subscription base of 4,384,200 RGUs (excluding our mobile telephony RGUs) consisted of 2,198,500 cable television, 1,305,600 broadband internet and 880,100 fixed telephony services being provided to 2,198,500 unique customers. We increased our RGU base by 2% from 4,315,600 at December 31, 2010. The number of services per customer relationship (excluding mobile telephony) reached 1.99 at December 31, 2011 as compared to 1.90 at December 31, 2010. The 5% year‐on‐year increase in the number of services per customer relationship was the direct result of our successful bundling strategy.

ARPU PER CUSTOMER RELATIONSHIP

We consider the customer value, reported as ARPU per customer relationship, to be one of our key operational metrics since we seek to obtain a larger share of our customers' spending on entertainment, media and telecommunications services. For the full year 2011, the ARPU per customer relationship reached €42.1, up 9% as compared to the prior year despite lower revenue on premium rate telephony services as a result of our adjusted financial collecting model for certain premium voice and SMS content services as discussed above.

In Q4 2011, the year-on-year growth in the ARPU per customer relationship accelerated from an average of 8% for the first three quarters of the year to 10% in Q4 2011. The achieved sequential quarter-on-quarter increase of €1.5 in absolute terms was our best performance and strongest increase since Q4 2009 when we still benefited from pent-up customer demand as a result of the Interkabel Acquisition. We attribute this robust performance to a growing share of multiple-play and digital cable television subscribers in our overall customer base, the continued success of our Fibernet products, the growing contribution from our Sporting Telenet pay television channels and the selective price increases on stand-alone broadband products and basic cable television in August 2011 and October 2011, respectively. This more than outweighed the pressure we continue to experience on the individual product ARPUs as a result of a growing proportion of bundle and other price discounts as well as competitive pressures. The ARPU per customer relationship, as mentioned above, excludes the recurring revenue generated by our increasing base of postpaid mobile subscribers.

1.2    Broadband internet

In Q4 2011, we broke the barrier of 1.3 million broadband internet subscribers. At December 31, 2011, we served 1,305,600 broadband internet subscribers, up 6% year-on-year. Consequently, 45.9% of the total number of homes connectable to our network subscribed to one of our broadband internet offerings at the end of December 2011 compared to 43.5% at the end of December 2010. Despite slower penetration growth for the broadband market in general, we realized 81,100 net new subscriber additions for the whole of 2011. Through a combination of attractively priced product tiers, our demonstrated speed leadership and our focus on customer experience, we have been able to further increase our market share in our footprint. Q4 2011 particularly saw a strong pick-up in terms of net new subscriber growth, amounting to 23,500. Relative to Q3 2011, when we saw a temporary increase in our annualized churn rate to 8.5% as a result of the price increase on certain stand-alone broadband products announced in July 2011, we were able to reduce our annualized churn in Q4 2011 to 7.9%. For the full year 2011, we reported an annualized churn rate of 7.7%.

Early 2011, we started to commercialize Fibernet on a larger commercial scale. Powered by the EuroDocsis 3.0 technology, which has been introduced across our entire footprint, we have reaffirmed our market positioning as the fastest internet service provider in our footprint with unrivalled download speeds of up to 100 Mbps. We are pleased with the customer take-up as demonstrated by the fact that approximately 41% of our gross sales in 2011 subscribed to one of our leading Fibernet products with speeds of 50 Mbps and more. The ISP Monitor Speed Test The ISP Monitor Speed Test is an independent source for bandwidth speed comparison. The results shown on www.ispmonitor.be are a summary of the test results gathered by the users of ISP Monitor software., which ranks the real speeds of all internet providers in Belgium, confirms our leading position and the attractive positioning of our products on real delivered speed versus all of our main competitors. At the end of 2011, approximately 73% of our broadband subscriber base subscribed to tiers of 30 Mbps or higher which represents one of the fastest surfing subscriber bases across Europe Akamai, The State of the Internet, Q3 2011. Furthermore, approximately 20% of our installed base subscribed to our EuroDocsis 3.0 offering, Fibernet, as of December 31, 2011. This success clearly demonstrates customers' demand for reliable and high speed broadband connections so they can access the internet through multiple devices simultaneously.

1.3    Telephony

1.3.1    Fixed telephony

Gross sales for our fixed telephony products over the whole of 2011 have consistently been running at higher levels as compared to last year, driven by our repositioned multiple-play bundles with the inclusion of attractively priced flat-fee rate plans for originated calls to domestic fixed lines during offpeak times. At the end of November 2011, we introduced FreePhone Mobile, which allows our fixed telephony customers to make free offpeak calls to mobile lines in Belgium. We believe this new innovative service will drive further RGU growth for our fixed operations.

At the end of December 2011, we served 880,100 fixed telephony subscribers, up 8% as compared to the prior year. Consequently, the penetration of our fixed telephony service as a percentage of the total numbers of homes passed

___________________

1 The ISP Monitor Speed Test is an independent source for bandwidth speed comparison. The results shown on www.ispmonitor.be are a summary of the test results gathered by the users of ISP Monitor software.
2 Akamai, The State of the Internet, Q3 2011

continued to expand from 28.9% at the end of 2010 to 30.9% at the end of 2011. In 2011, we added an aggregate 65,700 net new fixed telephony subscribers, of which 16,100 in Q4 2011. Relative to 2010, our annualized churn for the whole of 2011 was 0.7 percentage points higher at 7.5%.

1.3.2     Mobile telephony

About two years ago, we rejuvenated the Belgian mobile market through the introduction of well-balanced and selective handset subsidies with a clear focus on smartphones. As a result, we have been able to significantly increase our mobile subscriber base to 238,700 active mobile subscribers (+20% year-on-year) at the end of December 2011 despite us only cross-selling mobile telephony services to our existing cable customers in Flanders and parts of Brussels and us focusing solely on the postpaid segment. At the same time, we have shifted our focus to customers with a higher lifetime value and to the growing proportion of smartphone users, generating a superior ARPU as compared to our legacy mobile customers on the older tariff plans. As a result, our mobile ARPU has grown approximately 60% over the past two years.

2011 has turned out to be a transition year for our mobile business as we migrated our customers to our Full-MVNO platform and completed the make-over of some of our acquired BelCompany stores into Smartspot centers. Yet, the overall value of our mobile business has increased substantially as a result of both RGU and ARPU growth. Year-to-date, we recorded 41,200 net new active mobile subscribers, of which 7,500 were added in Q4 2011. Q4 2011 additions were impacted by one-off deactivations of low-ARPU inactive subscribers, which were not migrated to Full-MVNO. We anticipate doing another, final cleanup of low-ARPU subscribers in Q1 2012.

At the end of November 2011, we changed our tariff plans into “Walk & Connect”, including access to the network of our current public hotspots and future Homespots and a certain allowance for mobile data usage. Recently, we also started to commercialize SIM-only tariff plans with clear-cut and attractive prices in order to further drive mobile subscriber growth. We believe these actions will help us to improve the growth of our mobile business in the year to come. Finally, having secured our mobile future through the acquisition of valuable and scarce mobile spectrum at the end of June in partnership with the Walloon cable operator, we believe we are well placed to further grow our mobile business and to unlock the untapped potential of the mobile data market in Belgium.

1.4    Television

1.4.1    Digital & Premium Television

At the end of December 2011, approximately 64% of our cable TV subscriber base had upgraded to digital TV, which offers a much richer viewing experience and access to a wide variety of thematic channels packs and digital pay TV services as well as an extensive video-on-demand (VOD) library. At December 31, 2011, the number of digital TV subscribers reached 1,409,500, up 13% compared to prior year. The vast majority of our digital cable TV subscribers opt for our interactive iDTV platform (1,355,800) with the remaining 53,700 digital TV subscribers accessing the linear digital INDI platform which we acquired as part of the Interkabel Acquisition in October 2008. In line with our expectations, the number of INDI customers continued to decrease as these customers switch to our interactive digital platform.

In 2011, we recorded 174,600 net new Telenet Digital TV subscribers and hence we succeeded in converting approximately 19% of our analog cable TV subscriber base. We were particularly pleased to see a strong sequential pick-up in Q4 2011, which was our best quarter in more than a year with 50,100 net new subscribers.

In June 2011, Telenet acquired the exclusive broadcasting rights for the most important fixtures of the Belgian football championship. We are pleased with the take-up of Sporting Telenet since its launch in Q3 2011. This sports channel exclusively broadcasts the most important fixtures of the Belgian football championship for three seasons, starting July 2011, alongside the most popular international football leagues and other major sporting events, such as NBA basketball and golf. At the end of 2011, approximately 177,200 customers subscribed to our pay television sports channels, which represented an increase of 46% year-on-year. As from the 2012-2013 season onwards, Telenet will be able to broadcast all league matches, including the five remaining secondary matches on a non-exclusive basis, which is expected to drive incremental subscriber growth.

Going forward, we believe that the migration from analog to digital TV will remain one of our key value drivers given the much higher ARPU generated by a digital TV customer. In the near future, we expect the importance of digital TV, premium services and multi screen features to gain further traction. The traditional TV experience is increasingly being marginalized as consumers assert their right to watch what they want, when they want. To keep pace with this growing trend, we will further exploit the many technological possibilities of our digital platform in combination with our leading broadband network. The launch of Yelo in December 2010, enabling customers to watch their favorite programs and shows wherever they are on their iPad, iPhone or laptop, fits perfectly well within this strategy.

1.4.2    Basic Cable Television

Subscribers to both our analog and digital television services totaled 2,198,500 at the end of December 2011. Hence, the penetration of our cable TV service as a percentage of the total number of homes passed equaled 77% at the end of 2011. We believe this reflects the attractiveness of our cable TV platform in terms of content, product quality and plug-and-play features, and the fact that the basic cable TV access fee remains at relatively low levels as compared to most neighboring countries.

During the year 2011, we recorded a net organic loss of 75,500 basic cable TV subscribers as compared to a net organic loss of 68,000 in 2010, reflecting the intensely competitive environment and the availability of competing digital platforms in our footprint. This organic loss excludes migrations to our digital television platform and represents customers churning to competitors' platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. In Q3 2011 specifically, we temporarily incurred a higher loss rate as a result of the 4.2% price increase as of October 2011, but we felt confident that we could stabilize this loss trend in Q4 2011. Hence, we were pleased to see that the rate of net attrition decreased from an average of 20,000 for the first three quarters of the year to 15,600 in Q4 2011. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and the availability of competing digital television platforms, we anticipate that the number of basic cable TV subscribers will continue to decline. We believe, however, that the anticipated erosion in the number of TV‐only subscribers will be more than offset by further growth in multiple‐play subscribers, generating a much higher ARPU relative to the basic cable TV ARPU.

2	Financial highlights

2.1    Revenue

For the full year 2011, we generated revenue of €1,376.3 million, up 6% compared to the prior year when we recorded revenue of €1,299.0 million. Our year‐on‐year revenue growth rate was negatively impacted by the January 1, 2011 change in the presentation of revenue and expenses related to certain premium voice and SMS content services, as described in §1 above. This reporting change had a negative impact on our residential telephony revenue of approximately €8.0 million for the year 2011. Substantially all of our revenue growth during the year 2011 was organic and directly driven by the underlying growth in the fixed and mobile telephony services, the ongoing migration from analog to digital TV and the recently started uptiering of our existing high-end broadband customer base to Fibernet, all resulting in a higher value per customer. Our business services division, Telenet for Business, also delivered healthy high single-digit top line growth for the year driven by the acquisition of C-CURE as of May 31, 2010 and strong growth for our value-added services including hosting, managed security and cloud solutions.

In Q4 2011 specifically, we achieved revenue of €361.5 million, up €29.5 million, or 9% compared to the prior year period. In Q4 2010, we reported €3.7 million lower revenue from contract termination billings, which represents the fee we charge customers upon cancellation of their contract during their one-year contract obligation. The sequential increase in our top line growth rate in Q4 2011 was driven by a higher contribution from our sports pay television channel Sporting Telenet, the selective price increases we pushed through on certain broadband internet services and basic cable TV and more stand-alone iPhone4S handset sales during the Christmas period.

BASIC CABLE TELEVISION

Basic cable television revenue, which comprises the basic cable television subscription fee paid for both analog and digital (Telenet Digital TV and INDI) channels, remains an important contributor to our revenue and represents a steady source of cash flow. For the full year 2011, our basic cable TV revenue decreased 2% to €317.9 million, from €325.1 million in 2010 as a result of an average lower number of active subscribers.

In Q4 2011, we were able to stabilize our basic cable television revenue at €80.3 million as the favorable impact of the price increase outweighed a lower average number of active subscribers. As of October 2011, we increased the monthly basic access fee by €0.55 and the copyright fee by €0.25. We anticipate this price increase to have a gradual positive impact on our basic cable television revenue in 2012.

PREMIUM CABLE TELEVISION

Our premium cable television revenue includes the revenue generated by our digital cable television subscribers on top of the basic cable television revenue as described above. In addition to video‐on‐demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high‐end HD and PVR‐enabled set‐top boxes. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages (including Sporting Telenet) and interactive services on our platform. For the whole of 2011, we recorded premium cable television revenue of €189.1 million, a 25% increase as compared to the prior year.

In Q4 2011 specifically, we grew our premium cable television revenue by €11.7 million year-on-year (+29%) to €52.4 million. The sequential acceleration in our premium cable television revenue was driven by revenue generated from our Sporting Telenet sports platform as well as further growth in VOD revenue.

DISTRIBUTORS/OTHER

Distributors/Other revenue includes revenue related to (i) the sale of set‐top boxes, (ii) revenue from cable television activation and installation fees, (iii) other services such as online advertising on our portal and community websites and (iv) the contribution from third‐party sales and stand-alone handset sales through our distribution channels SmartSpot and BelCompany.

Our Distributors/Other revenue grew 3% from €55.7 million in 2010 to €57.5 million in 2011. Whilst our Distributors/Other revenue was structurally lower in the previous quarters as compared to the prior year periods reflecting lower sales, we enjoyed a strong pick-up in Q4 2011 with revenue up €5.4 million year-on-year to €18.8 million mainly because of much higher stand-alone iPhone4S handset sales in the year-end quarter.

RESIDENTIAL BROADBAND INTERNET

The revenue generated by our 1.3 million residential and business broadband internet subscribers totaled €441.7 million for the year 2011, up 4% compared to the prior year. Revenue growth was primarily driven by the underlying growth in our subscriber base and the gradual uptiering of our customer base to Fibernet. In addition, in line with previous quarters, we continued to sell the vast majority of our broadband subscriptions through bundled offers and the proportionate allocation of that bundle discount over all involved products continued to weigh on the individual broadband ARPU.

Our residential broadband revenue in Q4 2011 reached €112.4 million, up 6% year-on-year. Relative to the prior year period, we had relatively higher installation and activation revenue whilst we also benefited from the 3% price increase on average that we introduced on certain broadband products in August 2011.

RESIDENTIAL TELEPHONY

Our residential telephony revenue, which includes the contribution from both our fixed and mobile business, jumped €23.4 million, or 9%, to €279.3 million in 2011 as compared to the prior year despite approximately €8.0 million lower revenue from the reporting change for certain premium voice and SMS content services as previously discussed. If we were to retroactively apply the change as if it had been introduced as of January 1, 2010, the revenue growth rate for the full year of our residential telephony revenue service was 13%.

Our fixed telephony revenue for the whole of 2011 remained broadly stable as compared to the prior year as an increased number of RGUs offset the decline in usage‐related revenue. Our mobile business, however, continued to make a growing contribution to our overall top line growth driven by 20% growth in the number of postpaid subscribers and a further increase in our mobile ARPU following our increased focus on smartphones and customers with a higher lifetime value.

BUSINESS SERVICES

Telenet for Business, our business services division, recorded 7% top line growth for the whole of 2011 to €90.8 million. We believe this is a solid achievement in a highly competitive and price eroding market. Growth was sustained by sound demand for our leading connectivity solutions and a broad array of value-added services, which we have added in order to offer our customers a state-of-the-art integrated solution. The acquisition of C-CURE, a local managed security specialist which we acquired on May 31, 2010, also boosted our year-on-year revenue growth. In Q4 2011, our business services revenue amounted to €23.7 million, or €0.9 million lower as compared to the prior year period when we benefited from large contract wins as well as from higher nonrecurring installation revenue.

2.2    Expenses

Operating expenses for the year 2011 totaled €1,050.1 million, up 10% as compared to the prior year when we incurred total operating expenses of €954.5 million. The increase in total operating expenses was driven by higher employee benefits, depreciation, amortization and impairment charges, including a €28.5 million impairment on the intangibles assets related to Digital Terrestrial Television (DTT) in Q3 2011, and higher network operating and service costs in line with the growth in our revenue base. Excluding the DTT-related impairment, our total operating expenses for the year 2011 were up 7% year-on-year.

In Q4 2011, we incurred total operating expenses of €277.7 million, up 9% from €255.6 million in Q4 2010. The increase in our total operating expenses was predominantly attributable to higher depreciation and amortization charges as a result of the pro-rata amortization of the Belgian football broadcasting rights and higher network operating and service costs.

•
Employee benefits for the year 2011 increased 8% from €133.8 million in 2010 to €144.4 million (Q4 2011: €35.8 million, +2% year-on-year). The increase in personnel expenses reflected our mandatory implementation of the wage indexation for all of our employees as of early 2011, a general increase in our staffing levels as a result of business growth and a further insourcing of call centers. The latter is expected to be offset by lower network operating and service costs in future periods, as we anticipate improved efficiencies in our care and sales operations through a higher proportion of insourced call centers.

•
Depreciation, amortization and impairment totaled €383.3 million for the year 2011, a 22% increase as compared to the prior year. This increase primarily reflected the acquisition of the exclusive broadcasting rights for the main fixtures of the Belgian football championship for three seasons starting July 2011. These broadcasting rights are being amortized on a pro rata basis as the football seasons progress. In Q3 2011, we also recognized a €28.5 million non‐cash impairment charge on the intangible assets related to DTT due to coverage and content issues and the expected impact of cable regulation. In Q4 2011, depreciation and amortization charges reached €96.8 million, up 21% year-on-year, and predominantly driven by higher amortization charges for the acquired Belgian football broadcasting rights.

•
Network operating and service costs, which include all of our direct expenses such as call center costs, costs related to handset purchases, interconnect, programming and network-related expenses, continued to represent the vast majority of our total operating expenses for the year 2011. For the year 2011, our network operating and service costs showed a 5% increase year-on-year to €395.4 million, a growth rate which was lower than the 6% growth in our overall revenue. In Q4 2011, our network operating and service costs increased 14% to €111.5 million as compared to the prior year period. The increase was predominantly attributable to higher handset costs in the quarter, higher copyright expenses as a result of the increased basic cable TV subscription fee as from October 2011 onwards and higher programming costs related to the Belgian football championship.

•
Advertising, sales and marketing expenses for the year 2011 reached €60.8 million, down 12% as compared to the prior year. In line with general seasonal patterns in our industry, our advertising, sales and marketing expenses increased in Q4 2011 as compared to the preceding quarters. However, in Q4 2011 these expenses fell 20% year-on-year to €18.4 million as the prior year period was impacted by specific marketing campaigns related to the launch of Fibernet and Yelo.

•
Other costs, including operating charges related to acquisitions or divestitures and restructuring charges, increased 7% from €49.6 million in 2010 to €53.2 million in 2011 (Q4 2011: €13.2 million). The increase as compared to the prior year reflected higher costs as part of the regulatory review as well as other business‐supporting corporate advisory and legal fees.

Our total operating expenses represented approximately 76% of our overall revenue for the year 2011 as compared to approximately 73% for the prior year. The increase was predominantly attributable to higher depreciation, amortization and impairment charges, including the aforementioned €28.5 million impairment charge on the DTT‐related intangible assets. Excluding the DTT‐related impairment, our total operating expenses as a percentage of revenue were approximately 74% in 2011. Cost of services provided (excluding the DTT‐related impairment) as a percentage of revenue slightly increased to approximately 58% in 2011 from approximately 57% in 2010. Selling, general & administrative expenses as a percentage of revenue remained stable at approximately 17% of revenue in 2011 despite higher personnel expenses and expenses related to share based compensation.

2.3    Adjusted EBITDA and operating profit

For the year 2011, we achieved Adjusted EBITDA of €723.4 million, an 8% increase as compared to 2010 when we generated Adjusted EBITDA of €668.7 million. Despite higher personnel expenses, higher corporate advisory and legal fees as a result of the regulatory review of the local TV access markets, and costs related to the rebranding of Sporting Telenet, we were able to improve our Adjusted EBITDA margin by 110 basis points as compared to FY 2010 to 52.6%. We attribute this robust performance to our continued focus on maintaining efficient operations and platform improvements within our organization, a relatively larger share of triple‐play subscribers in our net additions subscriber mix, strict control on our overhead expenses and generally less spending on our mobile activities.

In Q4 2011, which is typically the weakest quarter in terms of overall margin contribution because of seasonal patterns in our business, we generated Adjusted EBITDA of €182.6 million. This represented an increase of 12% as compared to the prior year quarter. Despite a much higher level of lower-margin handset sales in Q4 2011, we were able to improve our underlying Adjusted EBITDA margin as compared to Q4 2010 by 140 basis points to 50.5% because of overall lower levels of marketing spend.

Exhibit 1: Reconciliation between Adjusted EBITDA and total comprehensive income for the period (unaudited)

(€ in millions)	For the three months ended			For the full year ended
	December 31,			December 31,
	2011	2010	Change %	2011	2010	Change %

Adjusted EBITDA	182.6	163.1	12%	723.4	668.7	8%
Adjusted EBITDA margin	50.5%	49.1%		52.6%	51.5%

Share based compensation	(2.0)	(6.2)	-68%	(13.0)	(9.8)	33%
Operating credits (charges) related to acquisitions or divestitures	0.0	(0.3)	-100%	(0.8)	(0.3)	167%
Restructuring charges	—	(0.3)	n/a	(0.1)	(0.3)	-67%

EBITDA	180.6	156.3	16%	709.5	658.3	8%

Depreciation, amortization and impairment	(96.8)	(79.9)	21%	(383.3)	(313.8)	22%

Operating profit	83.8	76.4	10%	326.2	344.5	-5%

Net Finance expense	(65.7)	(19.5)	237%	(272.1)	(197.6)	38%
Share of the loss of equity accounted investees	(0.1)	0.0	n/a	(0.4)	(0.4)	—%
Income tax expense	(12.4)	(14.8)	-16%	(36.9)	(57.2)	-35%

Total comprehensive income for the period	5.6	42.1	-87%	16.8	89.3	-81%

The healthy 8% increase in our Adjusted EBITDA in 2011 was offset by 22% higher depreciation, amortization and impairment charges primarily as a result of the pro rata amortization of the acquired Belgian football broadcasting rights and the €28.5 million impairment on the DTT-related intangible assets. As a result, our operating profit for the year 2011 fell 5% to €326.2 million as compared to €344.5 million for the prior year. In Q4 2011, we reached operating profit of €83.8 million, up 10% compared to the prior year period, as the 12% increase in our Adjusted EBITDA outweighed the increase in depreciation and amortization charges related to the amortization of Belgian football broadcasting rights.

2.4    Net result

FINANCE INCOME AND EXPENSES

Net finance expenses totaled €272.1 million for the full year 2011 as compared to €197.6 million for the prior year. This 38% year-on-year increase reflected primarily higher interest expenses on the Term Loans under our Senior Credit Facility, as a result of the issuance of additional debt and an increase in the overall interest margin following the voluntary extension of our debt maturities. Furthermore, we incurred a €11.4 million loss as a result of the early redemption of certain Term Loans. Finally, our interest rate derivatives yielded a much steeper loss in 2011 as compared to the prior year. For Q4 2011, net finance expenses reached €65.7 million, up versus €19.5 million in Q4 2010 as a result of higher interest expenses on our financing facilities and significant losses on our derivative financial instruments whereas our derivatives yielded a gain in Q4 2010.

Interest income and foreign exchange gain
Interest income and foreign exchange gain for the year 2011 was €7.8 million, up €6.3 million compared to €1.5 million for 2010. The increase was driven by the returns from our significantly higher cash balance that we invested prior to the capital reduction of July 2011. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. For Q4 2011, interest income and foreign exchange gain was €1.5 million versus €0.2 million in the prior year period.

Interest expenses and foreign exchange loss
Our interest expense and foreign exchange loss totaled €205.8 million in 2011, up from €152.2 million for the prior year. The 35% increase is the cumulative effect of (i) a 17% or €374.8 million net increase in our indebtedness from December 31, 2010 to December 31, 2011 (see section 2.6 for more information), (ii) an increase in the overall interest margin on our Senior Credit Facility, following our maturity extension processes, and (iii) higher EURIBOR interest rates which set the basis for the majority of the interest expenses on our Senior Credit Facility. In Q4 2011, our interest expense and foreign exchange loss was €52.6 million compared to €44.5 million in the prior year period. The reasons for this increase in the quarter were similar as the reasons stated above.

Net gains and losses on derivative financial instruments
We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010 and the second half of 2011, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend the hedges' maturities to cover the entire duration of our floating rate debt instruments up to 2021. As of December 31, 2011, we had a combination of 6% of caps, 22% of collars and 72% of swap instruments that provide for a maximum average interest rate of 3.6% on top of the respective margins per Term Loan. Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and changes in fair value are reflected in our statement of comprehensive income. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the full year 2011, the change in fair value of our interest rate derivatives yielded a loss of €62.7 million versus a loss of €39.0 million for the prior year. In Q4 2011, we incurred a loss of €14.8 million versus a gain of €32.7 million in Q4 2010, mainly driven by a downward shift of the projected forward interest rate curve.

The mark-to-market valuation of our interest rate derivates depends on the evolution of the forward EURIBOR rates over the lifetime of such an instrument. To the extent the projected interest rates over the respective instruments' lifetime rise (fall), we expect the mark-to-market valuation of these instruments to increase (decrease) and to have a positive (negative) impact on our net result.

Loss on extinguishment of debt
As a result of the early redemption of certain outstanding Term Loans under our Senior Credit Facility for an aggregate €686.5 million as part of our financing optimizations, €11.4 million of transaction costs and related deferred financing costs were expensed for the full year 2011, as compared to €7.9 million in 2010.

INCOME TAXES

For the full year 2011, we recorded an income tax expense of €36.9 million compared to an income tax expense of €57.2 million for the whole of 2010. The higher losses on our derivative financial instruments in 2011 and the impairment on the intangible assets related to the DTT-license in Q3 2011 reduced our overall profit before income taxes, which had a positive impact on the year-on-year evolution of our deferred income tax expenses. In Q4 2011, we incurred an income tax expense of €12.4 million as compared to €14.8 million in the prior year period.

NET INCOME

We recorded a net profit of €16.8 million in 2011, including a loss on our interest rate derivatives of €62.7 million, a €11.4 million loss on extinguishment of debt and a €28.5 million impairment on the intangible assets related to the DTT-license, without which we would have recorded a net profit of €119.4 million. In the prior year, we reported a net profit of €89.3 million, including a €39.0 million loss on our interest rate derivatives and a €7.9 million loss on extinguishment of debt, without which we would have recorded a net profit of €136.2 million. The underlying decrease in our net profit, excluding losses on derivative financial instruments, losses on extinguishment of debt and impairments, primarily reflected the impact from higher interest expenses and amortizations of broadcasting rights following the acquisition of the broadcasting rights for Belgian football.

In Q4 2011, our net profit reached €5.6 million versus a profit of €42.1 million in Q4 2010. Excluding the impact from the changes in the mark-to-market valuation of our interest rate derivatives and the loss on extinguishment of debt, our net profit would have been €20.2 million for Q4 2011 and €17.3 million for the prior year period.

2.5    Cash flow and liquidity

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities increased by 7% to €540.8 million for the full year 2011 compared to €503.8 million in the prior year. The strong underlying cash generation from our operations and a strong improvement of our change in working capital resulted in this increase, which was partially offset by higher cash interest payments. In Q4 2011, net cash provided by operating activities reached €140.5 million versus €123.9 million in last year's Q4. The 13% year-on-year increase was attributable to sound growth in our Adjusted EBITDA and a favorable trend in working capital, only partially offset by higher cash interest payments.

NET CASH USED IN INVESTING ACTIVITIES

We used €293.4 million of net cash in investing activities in 2011, up 18% versus the €248.0 million we used in 2010. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €22.4 million for the first tranche of the Belgian football broadcasting rights, net of the proceeds received from other operators and broadcasters using a portion of these rights. Cash payments related to the Belgian football broadcasting rights typically occur in Q3 and Q1. In Q4 2011, we used €64.1 million of net cash in investing activities, versus €72.9 million in the prior year period. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

In 2011, we generated Free Cash Flow of €246.3 million, compared to €257.8 million in the prior year, representing 18% and 20% of revenue, respectively. The 4% year-on-year decrease in our Free Cash Flow was predominantly driven by the €22.4 million cash payment for the Belgian football broadcasting rights for the full year 2011 and higher cash interest payments as discussed above, partially offset by growth in our overall business. In Q4 2011, we generated €76.3 million of Free Cash Flow, up 50% as compared to the €50.8 million we generated in the prior year period, because of growth in our overall business, lower cash capital expenditures and a strong improvement in our working capital.

NET CASH PROVIDED BY FINANCING ACTIVITIES

Net cash used in financing activities amounted to €540.4 million for the full year 2011, compared to net cash provided by financing activities in 2010 of €238.1 million. Net cash used in 2011 primarily reflected the €509.0 million capital reduction paid to our shareholders, net cash used of €14.6 million from the issuance of additional debt and the early redemption of certain Term Loans with shorter maturities, and €34.1 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease and of the 3G mobile spectrum. The net cash provided by financing activities in 2010 reflected the capital reduction of €249.8 million paid to our shareholders, partially offset by the drawdown of Term Loans B2A and E2 for an aggregate of €135.0 million. In addition, we launched two new debt issuances under the Senior Credit Facility in Q4 2010 for an aggregate of €600.0 million, of which we used €208.7 million to early redeem a proportion of Term Loans with shorter maturities. In Q4 2011, net cash used by financing activities amounted to €12.9 million, versus net cash provided by financing activities of €371.4 million in the prior year period, the latter representing the aforementioned drawdown and the issuance of additional debt in Q4 2010.

2.6    Debt profile, cash balance and leverage ratio

DEBT PROFILE

As of December 31, 2011, we carried a total debt balance of €2,959.5 million, of which €1,229.6 million is owed under our Senior Credit Facility and €1,300.0 million is related to the four Notes issued in 2010 and 2011. It also included €60.7 million for the outstanding portion of the 3G mobile spectrum. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition. During 2011, we have continued to improve our debt repayment profile through the issuance of €300.0 million principal amount of Senior Secured Fixed Rate Notes due 2021 and €400.0 million principal amount of Senior Secured Floating Rate Notes due 2021 by independent financing companies that we consolidate. We used substantially all of the proceeds from the €300.0 million Senior Secured Fixed Rate Notes to redeem certain Term Loans. In addition, we launched a voluntary exchange process for Term Loan G under the Senior Credit Facility to exchange existing participations and commitments for participations and commitments in new Term Loans either with unchanged maturity at July 31, 2017 (Term Loan Q) or with an extended maturity of two years to July 31, 2019 (Term Loan R), in each case re-priced in line with current market conditions. The entire proceeds of the €400.0 million issuance of Senior Secured Floating Rate Notes were used on July 29, 2011 to fully redeem the remaining part of the existing Term Loans G and J.

The voluntary exchange and re-pricing process, together with the redemption of shorter-term maturities, resulted in a further extension of the average maturity of our Senior Credit Facility to approximately 8 years. Hence, Telenet will not face any debt amortizations before mid-November 2016. These transactions were part of a larger financing framework under which we seek to extend the average maturity profile of our debt and improve the stability of our debt capitalization by providing additional cash flow flexibility at very attractive market conditions. As part of the voluntary debt and exchange process referred to above, Telenet also extended on July 22, 2011 the availability of the Revolving Facility to December 31, 2016. The committed undrawn amount was revised to €158.0 million with an applicable margin of 2.75% over the EURIBOR rate.

DEBT OVERVIEW AND PAYMENT SCHEDULES

As a result of the recent refinancing operations, a portion of our interest expenses are now being paid on a semi-annual basis rather than on a monthly basis, which was primarily the case in 2010. The table below provides an overview of our debt instruments and payment schedule after the debt exchange and re-pricing process.

Exhibit 2: Debt maturity table as of December 31, 2011

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2011
	(€ in millions)
Amended Senior Credit Facility:
Term Loan Q	431.0	431.0	—	July 31, 2017	Floating - Euribor + 3.25%	Monthly
Term Loan R	798.6	798.6	—	July 31, 2019	Floating - Euribor + 3.625%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating - Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed - 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes
€400 million Senior Secured Notes due 2021	400.0	400.0		June 15, 2021	Floating - 3M EUR + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	2,687.6	2,529.6	158.0

CASH BALANCE AND AVAILABILITY OF FUNDS

As of December 31, 2011, we held €346.6 million of cash and cash equivalents, compared to €639.6 million as of December 31, 2010. We manage and optimize our cash balance on a daily basis and according to balanced counterparty risks. Under the Senior Credit Facility we have access to the additional committed Revolving Facility of €158.0 million, subject to compliance with the covenants mentioned below, with availability up to and including December 31, 2016.

LEVERAGE RATIO

As of December 31, 2011, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio Calculated as per Senior Credit Facility definition, using net total debt, excluding subordinated shareholder loans, capitalized elements of indebtedness under the clientele and annuity fees and any other finance leases, divided by last two quarters' annualized EBITDA. of 3.2x, up compared to 2.8x as of December 31, 2010. The year-on-year increase in our leverage ratio was attributable to the payment of the €509.0 million shareholder disbursement in 2011. On a sequential basis, our leverage ratio decreased slightly from 3.3x at the Q3 2011 quarter-end to 3.2x at year-end. Our current leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. We continue to target a stable leverage ratio between the range of 3.5-4.5x Net Total Debt to EBITDA.

2.7    Capital expenditures

Accrued capital expenditures were €470.2 million for the full year 2011, including €71.5 million related to the 3G mobile spectrum license and €88.8 million related to the acquisition of the Belgian football broadcasting rights, including the non-exclusive broadcasting rights for the remaining secondary league games (lot 3) for the next two seasons. Excluding the impact of the 3G mobile spectrum and the Belgian football broadcasting rights, our accrued capital expenditures for the full year 2011 amounted to €309.9 million, representing approximately 23% of revenue, up from €285.6 million in 2010 excluding the impact from the acquisition of the DTT-license. This underlying 9% year-on-year increase in our accrued capital expenditures was primarily driven by higher success-based capital expenditures as a result of customers migrating to our EuroDocsis 3.0-enabled Fibernet product, thus generating a higher ARPU, and network upgrades including the Pulsar node splitting project. The Pulsar project will at least triple the available bandwidth per household by 2015 through a multiplication of optical nodes, connecting our fiber links with the last-mile coax network. The average number of homes connected to such a node will gradually reduce from approximately 1,400 now to 500 by 2015, thereby significantly increasing the broadband down- and upstream speeds.

For the full year 2011, set-top box expenditures represented €43.3 million, or 14% of total accrued capital expenditures, excluding accrued capital expenditures related to the acquisition of Belgian football broadcasting rights and 3G mobile spectrum, as compared to €63.1 million in 2010. Customer installations amounted to €77.8 million in 2011, or 25% of total accrued capital expenditures (excluding accrued capital expenditures related to the acquisition of Belgian football broadcasting rights and 3G mobile spectrum), primarily boosted by migrations to our Fibernet broadband products, for which we install our brand-new EuroDocsis 3.0 wireless home gateway. Another advantage of this home gateway is the remote monitoring of the quality of service, which should have a positive impact on the number of technical customer visits in the future.

Accrued capital expenditures for network growth and upgrades amounted to €99.0 million in 2011, or 32% of total accrued capital expenditures (excluding accrued capital expenditures related to the acquisition of Belgian football broadcasting rights and 3G mobile spectrum), and included investments for our node splitting project. The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs other than those related to Belgian football, and recurring investments in our IT-platform and systems. This implies that 71% of our 2011 accrued capital expenditures, excluding accrued capital expenditures related to the acquisition of Belgian football broadcasting rights and 3G mobile spectrum, were scalable and subscriber growth related.

In Q4 2011, which generally carries the highest capital expenditure levels because of seasonal patterns in our business, we accrued €107.9 million of capital expenditures, equivalent to 30% of our revenue. Our accrued capital expenditures fell 24% from €141.4 million in Q4 2010 which was impacted by the acquisition of the DTT-license. Excluding the latter, our accrued capital expenditures in Q4 2011 were broadly stable, as increased spending on our Pulsar node splitting project and a higher level of customer installations were offset by a 44% decrease in set-top box related capital expenditures.

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3 Calculated as per Senior Credit Facility definition, using net total debt, excluding subordinated shareholder loans, capitalized elements of indebtedness under the clientele and annuity fees and any other finance leases, divided by last two quarters' annualized EBITDA.

3    Outlook and other information

3.1    Outlook for the year 2012

STRATEGY

In 2012, we remain committed to our proven multiple-play strategy which enables us to increase the ARPU per customer relationship and at the same time reduces the propensity to churn. Our focus is on delivering leading broadband and flat-fee fixed telephony services alongside a fully interactive and rich digital TV platform and add-on mobile voice and data services. Therefore, we will continue to invest in our hybrid fiber-coaxial network to stay ahead of other platforms and to outperform competing product offerings. Today, our network is able to provide download speeds of up to 100 Mbps, which reaffirms our status as fastest internet service provider in our footprint. We will continue to improve our broadband offers in the near future. We will also increase our focus on the customer by further improving our service levels while seeking for optimal cost efficiencies.

We continue to see many opportunities to upsell our single play customers, which still represent 36% of our overall customer base, to triple and quadruple play and aim to convert around 20% of the remaining 789,000 analog cable TV subscribers to the higher ARPU-generating digital platform. We continue to expect further penetration growth for the broadband market in our footprint and to gain additional customers through a combination of sustained product and speed leadership and customer service. Our mobile business will increasingly contribute to our overall top line growth. In the coming weeks we aim at completing the next step in our mobile strategy, which consists of seeking a more intense collaboration with the existing Belgian mobile network operators and should enable us to become a more meaningful player in the strongly growing mobile data market. We remain upbeat about our growth opportunities in the business services market. Our B2B portfolio mainly comprises services, for which we project market share growth in 2012 and beyond despite the highly competitive environment. Telenet for Business wishes to build on the investments of recent years by approaching the market with an integrated portfolio of leading connectivity, security and hosting solutions.

In 2012, we wish to further excel in customer service and loyalty. We will continue to optimize our processes and platforms putting our customer at the heart of what we do. By doing things in a better and smarter way, we will be able to control our cost base, which will allow us to further invest in business growth. We will continue to invest in our network in a smart manner in order to safeguard our competitive positioning and our speed leadership positioning. Our node-splitting project Pulsar will deliver a next-generation network by the end of 2015 by adding more fiber and reducing the average number of homes passed per optical node from 1,400 today to approximately 500. In addition, we will closely monitor our capital expenditure levels in order to make sure that our capital expenditure drives incremental returns. Finally, we will maintain a solid level of Free Cash Flow conversion. With no debt amortizations before 2016, an average debt tenor of just below eight years and the prudent use of our leverage strategy, well within the boundaries of our leverage target of 3.5x-4.5x Net Total Debt to EBITDA, we will continue to deliver attractive shareholder value in the future.

OUTLOOK 2012

We approach the year with confidence, yet with some degree of caution because of the current macro-economic backdrop. For 2012, we target revenue growth of “5 to 6%” and Adjusted EBITDA growth of “5 to 6%” implying a stable margin.

Accrued capital expenditures are expected to represent “22 to 23% of revenue” with approximately 70% allocated to subscriber growth or scalable investments. In anticipation of a further analog to digital conversion, we assume a continued strong uptake of rental set-top boxes which will contribute to our premium cable television revenue. Our Pulsar node splitting project is well on track and will now reach its cruising speed. The total number of physical node splits in 2012 will be 60% higher than 2011 as we were able to improve the process efficiency. In addition, we have taken certain preparatory IT investments into account for the potential implementation of a wholesale offer. If the Court of Appeal were to rule a suspension in April, these investments will no longer be required in 2012.

We anticipate generating stable Free Cash Flow compared to 2011 taking into account higher cash interest payments following our refinancing operations in 2011 and the impact of the recently announced issuance of an additional €175.0 million Term Loan, as well as a higher amount of cash payments related to Belgian football as compared to 2011.

Exhibit 3: Outlook FY 2012

Outlook FY 2012
Revenue growth	5% - 6%
Adjusted EBITDA margin	5% - 6%
Accrued capital expenditures, % of revenue	22% - 23%
Free Cash Flow	Stable

3.2    Shareholder disbursements

We remain committed to deliver attractive and sustainable shareholder disbursements as we pursue a long-term Net Total Debt to EBITDA target between 3.5x and 4.5x. This provides for an optimal balance between growth and shareholder returns on the one hand and attractive access to capital markets on the other hand. Our shareholder remuneration strategy will allow for a continuing solid level of cash returns to shareholders on a long-term basis. In absence of acquisitions and/or a significant change in our business model, excess cash will be returned to shareholders via dividends, share buybacks, capital reductions or a combination thereof.

For 2012, the board of directors will propose to the shareholders' meeting of April 25, 2012 to proceed with a shareholder return of approximately €533.0 million in total. The return will include (i) a dividend of €1.00 per share, to be paid early or mid May 2012; and (ii) a capital reduction of €3.25 per share, to be paid early September 2012. If the distributions are approved by the Annual General Shareholders Meeting on April 25, 2012, the board will communicate the precise dates for pay-out soon thereafter. In addition, the board of directors has approved a €50 million share buy-back program, which will complement the aforementioned shareholder disbursements. This share buy-back program, which will be executed in the course of the year, replaces the previously approved repurchase program of 1 million shares as announced on August 9, 2011, which contained certain maximum price limits that are no longer relevant today given changed market circumstances.

3.3    Subsequent events

•	Increase in VAT rate from 12% to 21% on certain digital cable services
At the end of 2011, the new Belgian federal government decided to increase the VAT rate on certain digital services as part of its budget reform. In 2005, at the time of the launch of digital television in Belgium, the Belgian federal government decided to lower the VAT rate on digital cable television subscriptions from the standard VAT rate of 21% to 12% with a similar VAT rate of 12% being levied on pay television services. As of January 1, 2012, onwards, the VAT rate on digital cable television subscriptions and pay television was increased and harmonized at 21%. Consequently, Telenet has raised its consumer billings accordingly early 2012 in order to reflect the increase in VAT rate.

•	Issuance of €175 million debt under Senior Credit Facility
On February 8, 2012, Telenet announced the issuance of €175 million debt, on a consolidated basis. To this end, Telenet International Finance S.à r.l., a wholly owned subsidiary of Telenet Group Holding NV and which acts as the group's financing subsidiary, has issued a new floating rate Term Loan (“Facility T”) under its existing credit facility with maturity December 31, 2018 at a 3.50% margin over Euribor. Telenet will use the net proceeds from this new debt issuance for general corporate purposes of the Telenet Group, which may include distributions to Telenet's direct and indirect shareholders or acquisitions.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Reviseurs d'Entreprises CVBA, represented by Jos Briers and Götwin Jackers, have confirmed that their audit procedures, which have been substantially completed, have not revealed any material adjustments which would have to be made to the financial information as of and for the year ended December 31, 2011 included in this press release.

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Dec 2011	Dec 2010	Change %

Total Services

Homes passed - Combined Network	2,843,800	2,818,800	1%

Television
Analog Cable TV
Total Analog Cable TV	789,000	1,032,500	-24%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	1,355,800	1,182,800	15%
Digital Cable TV (INDI)	53,700	59,100	-9%
Total Digital Cable TV	1,409,500	1,241,900	13%

Total Cable TV	2,198,500	2,274,400	-3%

Internet
Residential Broadband Internet	1,264,600	1,189,000	6%
Business Broadband Internet	41,000	37,600	9%
Total Broadband Internet	1,305,600	1,226,600	6%

Telephony
Residential Telephony	867,100	802,200	8%
Business Telephony	13,000	12,400	5%
Total Telephony	880,100	814,600	8%

Mobile telephony (active customers)	238,700	198,500	20%

Total Services (excl. Mobile)	4,384,200	4,315,600	2%

Churn

Basic cable television	9.6%	8.8%
Broadband internet	7.9%	7.6%
Telephony	7.9%	7.2%

Customer relationship information - Combined Network

Triple-play customers	783,100	719,200	9%
Total customer relationships	2,198,500	2,274,400	-3%
Services per customer relationship	1.99	1.9	5%
ARPU per customer relationship (in € / month)	44.0	40.0	10%

5	Telenet Group Holding NV – Selected EU GAAP condensed
consolidated financial statements

5.1	EU GAAP condensed consolidated statement of comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the full year ended
	December 31,			December 31,
	2011	2010	Change %	2011	2010	Change %

Revenue

Basic cable television	80.3	80.3	—%	317.9	325.1	-2%
Premium cable television	52.4	40.7	29%	189.1	150.7	25%
Distributors / other	18.8	13.4	40%	57.5	55.7	3%
Residential broadband internet	112.4	105.7	6%	441.7	426.7	4%
Residential telephony	73.9	67.3	10%	279.3	255.9	9%
Business services	23.7	24.6	-4%	90.8	84.9	7%

Total Revenue	361.5	332.0	9%	1,376.3	1,299.0	6%
Expenses
Cost of services provided	(217.6)	(190.4)	14%	(821.2)	(735.8)	12%
Gross Profit	143.9	141.6	2%	555.1	563.2	-1%
Selling, general & administrative expenses	(60.1)	(65.2)	-8%	(228.9)	(218.7)	5%
Operating profit	83.8	76.4	10%	326.2	344.5	-5%
Finance income	1.5	32.9	-95%	7.8	1.5	420%
Net interest income and foreign exchange gain	1.5	0.2	650%	7.8	1.5	420%
Net gain on derivative financial instruments	—	32.7	n/a	—	—	n/a
Finance expenses	(67.2)	(52.4)	28%	(279.9)	(199.1)	41%
Net interest expense and foreign exchange loss	(52.6)	(44.5)	18%	(205.8)	(152.2)	35%
Net loss on derivative financial instruments	(14.8)	—	n/a	(62.7)	(39.0)	61%
Loss on extinguishment of debt	0.2	(7.9)	n/a	(11.4)	(7.9)	44%
Net Finance expense	(65.7)	(19.5)	237%	(272.1)	(197.6)	38%
Share of the loss of equity accounted investees	(0.1)	—	n/a	(0.4)	(0.4)	—%
Profit before income tax	18.0	56.9	-68%	53.7	146.5	-63%
Income tax expense	(12.4)	(14.8)	-16%	(36.9)	(57.2)	-35%
Profit for the period	5.6	42.1	-87%	16.8	89.3	-81%
Other comprehensive income for the period, net of income tax	—	—	n/a	—	—	n/a
Total comprehensive income for the period	5.6	42.1	-87%	16.8	89.3	-81%

Profit attributable to:
Owners of the Company	5.6	42.1	-87%	16.8	89.3	-81%
Non-controlling interests	—	—	n/a	—	—	n/a

Weighted average shares outstanding	113,224,195	112,301,088		112,959,358	112,093,758
Basic earnings per share	0.05	0.38		0.15	0.80
Diluted earnings per share	0.05	0.37		0.15	0.79

Expenses by Nature
Employee benefits	35.8	35.2	2%	144.4	133.8	8%
Share based compensation	2.0	6.2	-68%	13.0	9.8	33%
Depreciation	67.5	61.5	10%	259.0	246.5	5%
Amortization	18.1	16.2	12%	70.8	60.5	17%
Amortization of broadcasting rights	11.2	2.2	409%	23.0	6.8	238%
Impairment loss on other intangible assets	—	—	n/a	28.5	—	n/a
Losses (gains) on disposal of property and equipment and other intangible assets	—	—	—%	2.0	—	n/a
Network operating and service costs	111.5	98.0	14%	395.4	378.2	5%
Advertising, sales and marketing	18.4	23.0	-20%	60.8	69.3	-12%
Other costs	13.2	12.7	4%	52.3	49.0	7%
Operating charges (credits) related to acquisitions or divestitures	—	0.3	-100%	0.8	0.3	167%
Restructuring charges	—	0.3	n/a	0.1	0.3	-67%

Total Expenses	277.7	255.6	9%	1,050.1	954.5	10%

5.2    EU GAAP condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the full year ended
	December 31,			December 31,
	2011	2010	Change %	2011	2010	Change %

Cash flows provided by operating activities
Profit for the period	5.6	42.1	-87%	16.8	89.3	-81%
Depreciation, amortization and impairment	96.8	79.9	21%	383.3	313.8	22%
Working capital changes and other non cash items	12.1	(1.9)	n/a	2.9	(17.0)	n/a
Income tax expense	11.7	14.7	-20%	36.1	57.5	-37%
Net interest expense and foreign exchange loss	51.1	44.3	15%	198.0	150.7	31%
Net loss on derivative financial instruments	14.8	(32.7)	n/a	62.7	39.0	61%
Loss on extinguishment of debt	(0.2)	7.9	n/a	11.4	7.9	44%
Cash interest expenses and cash derivatives	(51.4)	(30.4)	69%	(170.4)	(137.4)	24%

Net cash provided by operating activities	140.5	123.9	13%	540.8	503.8	7%

Cash flows provided by investing activities
Purchases of property and equipment	(52.1)	(57.7)	-10%	(216.3)	(194.5)	11%
Purchases of intangibles	(12.1)	(15.4)	-21%	(78.2)	(51.5)	52%
Acquisitions of subsidiaries and affiliates, net of cash acquired	—	—	n/a	—	(2.3)	n/a
Proceeds from sale of property and equipment	0.1	0.2	-50%	1.1	0.3	267%
Purchase of broadcasting rights for resale purposes	(4.1)	—	n/a	(15.6)	—	n/a
Proceeds from the sale of broadcasting rights for resale purposes	4.1	—	n/a	15.6	—	n/a

Net cash used in investing activities	(64.1)	(72.9)	-12%	(293.4)	(248.0)	18%

Cash flows provided by financing activities
Proceeds from issuance of debt, net of redemptions	(7.4)	391.2	n/a	2.6	526.2	-100%
Payment of shareholder disbursement	(0.2)	(0.1)	100%	(509.0)	(249.8)	104%
Other financing activities (incl. finance leases)	(5.3)	(19.7)	-73%	(34.0)	(38.3)	-11%

Net cash provided by (used in) financing activities	(12.9)	371.4	n/a	(540.4)	238.1	n/a

Net increase in cash and cash equivalents
Cash at beginning of period	283.1	217.2	30%	639.6	145.7	339%
Cash at end of period	346.6	639.6	-46%	346.6	639.6	-46%

Net cash generated (used)	63.5	422.4	-85%	(293.0)	493.9	n/a

Free Cash Flow
Net cash provided by operating activities	140.5	123.9	13%	540.8	503.8	7%
Purchases of property and equipment	(52.1)	(57.7)	-10%	(216.3)	(194.5)	11%
Purchases of intangibles	(12.1)	(15.4)	-21%	(78.2)	(51.5)	52%
Free Cash Flow	76.3	50.8	50%	246.3	257.8	-4%

5.3    EU GAAP condensed consolidated statement of financial position (unaudited)

(€ in millions)	Dec 31,	Dec 31,	Change
	2011	2010

ASSETS
Non-current Assets:
Property and equipment	1,301.1	1,310.2	(9.1)
Goodwill	1,241.8	1,241.8	0.0
Other intangible assets	409.5	313.6	95.9
Deferred tax assets	10.7	19.9	(9.2)
Derivative financial instruments	0.2	4.7	(4.5)
Investments in equity accounted investees	0.2	0.2	0.0
Other assets	38.9	4.9	34.0
Total non-current assets	3,002.4	2,895.3	107.1

Current Assets:
Inventories	9.1	12.6	(3.5)
Trade receivables	93.6	79.8	13.8
Derivative financial instruments	2.0	0.3	1.7
Other current assets	88.0	65.0	23.0
Cash and cash equivalents	346.6	639.6	(293.0)
Total current assets	539.3	797.4	(258.1)

TOTAL ASSETS	3,541.7	3,692.7	(151.0)

EQUITY AND LIABILITIES
Equity:
Share capital	294.2	797.4	(503.2)
Share premium and other reserves	1,005.7	980.0	25.7
Retained loss	(1,548.1)	(1,559.8)	11.7
Total equity attributable to owners of the Company	(248.2)	217.5	(465.7)
Non-controlling interests	—	—	n/a
Total equity	(248.2)	217.5	(465.7)

Non-current Liabilities:
Loans and borrowings	2,904.1	2,837.4	66.7
Derivative financial instruments	94.1	35.9	58.2
Deferred revenue	4.4	6.4	(2.0)
Deferred tax liabilities	29.1	5.5	23.6
Other liabilities	115.6	38.1	77.5
Total non-current liabilities	3,147.3	2,923.4	223.9

Current Liabilities:
Loans and borrowings	55.4	40.3	15.1
Trade payables	147.3	109.3	38.0
Accrued expenses and other current liabilities	319.8	283.1	36.7
Deferred revenue	86.8	94.0	(7.2)
Derivative financial instruments	28.9	24.7	4.2
Current tax liability	4.4	0.3	4.1
Total current liabilities	642.6	551.8	90.8

Total liabilities	3,789.9	3,475.2	314.7

TOTAL EQUITY AND LIABILITIES	3,541.7	3,692.7	(151.0)